EXHIBIT 10.10(A)

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is entered into as of June 1, 2005 (the “Effective Date”), by and between WorldSpace, Inc. (“WORLDSPACE”), a Delaware corporation, having a place of business at 2400 N Street, N.W., Washington, DC 20037, and Noah A. Samara (“EXECUTIVE”), a resident of Maryland.

WHEREAS, WORLDSPACE is engaged in the development, implementation and operation of an international digital direct audio, data and multimedia satellite service to portable and mobile receivers (the “WORLDSPACE System”); and

WHEREAS, EXECUTIVE currently serves as the Chief Executive Officer and Chairman of WORLDSPACE and/or its Affiliates and his services and knowledge are valuable to WORLDSPACE in connection with the management of WORLDSPACE’s business; and

WHEREAS, WORLDSPACE considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of WORLDSPACE and its shareholders; and

WHEREAS, the Board has determined that it is in the best interests of WORLDSPACE and its shareholders to secure EXECUTIVE’s continued services as its Chief Executive Officer and President and to ensure EXECUTIVE’s continued dedication and objectivity, and to encourage EXECUTIVE’s full attention and dedication to WORLDSPACE and/or its Affiliates, and, in order to further such goals, the Board (as hereinafter defined) has authorized WORLDSPACE to enter into this Agreement.

NOW, THEREFORE, WORLDSPACE AND EXECUTIVE AGREE AS FOLLOWS:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

1.1 “Affiliate” means any corporation, partnership or other entity controlling, controlled by, or under common control with WORLDSPACE, by virtue of direct or indirect beneficial ownership of voting securities of or voting interest in the controlled entity.

1.2 “Board” means the Board of Directors of WorldSpace, Inc. as in office from time to time.

1.3 “Cause” means with respect to EXECUTIVE: (a) EXECUTIVE’S willful or gross misconduct, willful or gross negligence in the performance of his duties for WORLDSPACE, or intentional or habitual neglect of his duties at WORLDSPACE, provided that WORLDSPACE shall have given EXECUTIVE notice specifying the conduct it believes to fall within this sentence and EXECUTIVE shall have failed to remedy such conduct within ten

(10) days thereafter; or (b) EXECUTIVE’s theft or misappropriation of funds of WORLDSPACE or conviction of a felony relating to his services for WORLDSPACE For purposes of this Agreement, any determination of Cause with respect to EXECUTIVE shall be made only upon the affirmative vote of two-thirds of the members of the Board. For purposes of this Agreement, any claimed Cause event under (a) or (b) which is remedied by EXECUTIVE within thirty (30) days after receipt of a Notice of Termination given by the Board shall not constitute Cause, and provided further that WORLDSPACE shall be deemed to have consented to a Cause event unless the Board shall have provided a Notice of Termination with respect to a Cause event within thirty (30) days of the first occurrence of such Cause event. No Cause event shall be deemed to have occurred unless the Board provides EXECUTIVE with a Notice of Termination within thirty (30) days of the initial occurrence of the claimed Cause event which provides details of the claimed Cause event and cites the provision of this Section 1.3 on which the Board relies.

1.4 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.5 “Committee” means the Compensation Committee of the Board as in office from time to time.

1.6 “Confidential Information” means all information which EXECUTIVE knew or should have known was proprietary to WORLDSPACE or was designated as proprietary by WORLDSPACE or learned by EXECUTIVE during the term of employment and not generally known by non-WORLDSPACE employees, including, without limitation, any and all general and specific knowledge, experience, information and data, technical or nontechnical business plans, business strategies, marketing strategies, including, without limitation and whether or not patentable, processes, skills, information, know-how, trade secrets, data, designs, formulae, algorithms, specifications, samples, source code, object code, mask works, employee information and records, methods, techniques, compilations, computer programs, devices, concepts, inventions, developments, discoveries, improvements, and commercial or financial information, in any form, including without limitation, oral, written, graphic, demonstrative, machine recognizable, specimen or sample form. Confidential information shall also include any information described above which WORLDSPACE obtains from another party and which EXECUTIVE knew or should have known was intended to be maintained as confidential by WORLDSPACE or was designated as proprietary.

1.7 “Conflicting Product or Service” means any product or service of any person or organization in the satellite radio business or related business other than WORLDSPACE, in existence or under development, which resembles or competes with a product or service of WORLDSPACE, or about which he acquired Confidential Information through, his work with WORLDSPACE.

1.8 “Conflicting Organization” means any person or organization engaged in, or about to become engaged in, research on or development, production, marketing, or selling of a Conflict Product of Service.

1.9 “Date of Termination” means (a) the effective date on which EXECUTIVE’s employment by WORLDSPACE and/or its Affiliates terminates as specified in a Notice of Termination by WORLDSPACE or EXECUTIVE, as the case may be, or (b) if EXECUTIVE’s employment by WORLDSPACE and/or its Affiliates terminates by reason of death, the date of death of EXECUTIVE. Notwithstanding the previous sentence, (i) if EXECUTIVE’s employment is terminated for Disability (as defined in Section 1.10, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received, and (ii) if EXECUTIVE’s employment is terminated by WORLDSPACE and/or its Affiliates other than for Cause, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received.

1.10 “Disability” means EXECUTIVE’s failure to substantially perform his duties with WORLDSPACE and/or its Affiliates on a full-time basis for at least one hundred eighty (180) consecutive days or two hundred and ten (210) days in any twelve month period as a result of EXECUTIVE’s incapacity due to mental or physical illness.

1.11 “Good Reason” means, without EXECUTIVE’s express written consent, the occurrence of any of the following events:

(a) (i) the assignment of EXECUTIVE of any duties materially inconsistent in any material adverse respect with EXECUTIVE’s position(s), duties, responsibilities, or status with WORLDSPACE and/or its Affiliates immediately prior thereto, (ii) a material adverse change in EXECUTIVE’s reporting responsibilities, titles or offices with WORLDSPACE and/or its Affiliates as in effect immediately prior thereto, or (iii) any removal or involuntary termination of EXECUTIVE by WORLDSPACE and/or its Affiliates otherwise than as expressly permitted by this Agreement (including any purported termination of employment which is not effected by a Notice of Termination), or (iv) any failure to re-elect EXECUTIVE to any position with WORLDSPACE and/or its Affiliates held by EXECUTIVE immediately prior thereto;

(b) a reduction by WORLDSPACE and/or its Affiliates in EXECUTIVE’s rate of annual Base Salary as in effect immediately prior thereto;

(c) any requirement of WORLDSPACE and/or its Affiliates that EXECUTIVE be based anywhere other than the facility where EXECUTIVE is located on the date of this Agreement or reasonably equivalent facilities within fifty (50) miles of such facility;

(d) a reduction by WORLDSPACE and/or its Affiliates of the level of EXECUTIVE’s bonus opportunity in effect immediately prior thereto;

(e) the failure of WORLDSPACE and/or its Affiliates to (i) continue in effect any employee benefit plan or compensation plan in which EXECUTIVE is participating immediately prior thereto, unless EXECUTIVE is permitted to participate in other plans providing EXECUTIVE with substantially comparable benefits, or the taking of any action by WORLDSPACE and/or its Affiliates which would adversely affect

EXECUTIVE’s participation in or materially reduce EXECUTIVE’s benefits under any such plan, (ii) provide EXECUTIVE and EXECUTIVE’s dependents with welfare benefits (including, without limitation, medical, prescription drug, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs, and policies of WORLDSPACE and/or its Affiliates in effect for EXECUTIVE immediately prior thereto or as is in effect for other senior U.S. executives of WORLDSPACE and/or any of its Affiliates, or (iii) provide fringe benefits and perquisites in accordance with the plans, practices, programs, and policies of WORLDSPACE and/or its Affiliates in effect for its U.S. executives immediately prior thereto or as is in effect for other senior executives of WORLDSPACE and/or any of its Affiliates;

(f) the failure of WORLDSPACE and/or its Affiliates to pay on a timely basis any amounts owed EXECUTIVE as salary, bonus, deferred compensation or other compensation;

(g) the failure of WORLDSPACE to obtain an assumption agreement from any successor as contemplated in Section 8.8;

(h) the refusal by WORLDSPACE and/or its Affiliates to continue to allow EXECUTIVE, as set forth in Section 2.3(b) hereof, to attend to matters or engage in activities not directly related to the business of WORLDSPACE and/or its Affiliates which were permitted by WORLDSPACE and/or its Affiliates immediately prior thereto, including without limitation serving on the boards of directors of other companies or entities, except pursuant to a policy of WORLDSPACE applicable to its U.S. executives generally;

(i) the purported termination of EXECUTIVE’s employment which is not effected pursuant to a Notice of Termination which satisfies the requirements of a Notice of Termination; or

(j) any other material breach by WORLDSPACE of its obligations under this Agreement.

For purposes of this Agreement, any claimed Good Reason event which is remedied by WORLDSPACE and/or its Affiliates within thirty (30) days after receipt of a Notice of Termination given by EXECUTIVE shall not constitute Good Reason, and provided further that EXECUTIVE shall be deemed to have consented to a Good Reason event unless he shall have provided a Notice of Termination with respect to a Good Reason event within thirty (30) days of the first occurrence of such Good Reason event. No Good Reason event shall be deemed to have occurred unless EXECUTIVE provides WORLDSPACE with a Notice of Termination within thirty (30) days of the initial occurrence of the claimed Good Reason event which provides details of the claimed Good Reason event and cites the provision of this Section 1.11 on which EXECUTIVE relies.

1.12 “Inventions” means inventions, designs, discoveries, developments, creations, and improvements created, discovered, developed or conceived, regardless of whether reduced to practice.

1.13 “Nonqualifying Termination” means a termination of EXECUTIVE’s employment (a) by WORLDSPACE and/or its Affiliates for Cause, (b) by EXECUTIVE for any reason other than for Good Reason with Notice of Termination, (c) as a result of EXECUTIVE’s death, (d) by WORLDSPACE and/or its Affiliates due to EXECUTIVE’s Disability, unless within thirty (30) days after Notice of Termination is provided to EXECUTIVE following such Disability EXECUTIVE shall have returned to substantial performance of EXECUTIVE’s duties on a full-time basis, or (e) as a result of EXECUTIVE’s Retirement.

1.14 “Notice of Termination” means a written notice by WORLDSPACE or EXECUTIVE, as the case may be, to the other, which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of EXECUTIVE’s employment under the provision so indicated, and (iii) specifies the termination date. The failure by EXECUTIVE or WORLDSPACE to set forth in such notice any fact or circumstance which contributes to a showing a Good Reason or Cause shall not waive any right of EXECUTIVE or WORLDSPACE hereunder or preclude EXECUTIVE or WORLDSPACE from asserting such fact or circumstance in enforcing EXECUTIVE’s or WORLDSPACE’s rights hereunder.

1.15 “Retirement” means termination of employment by either EXECUTIVE or WORLDSPACE and/or its Affiliates on or after EXECUTIVE’s attainment of age 70.

1.16 “Works of Authorship” means all computer software programs or other writings, including, without limitation, verbal works, designs, models, drawings, or audio, visual or audiovisual recordings.

ARTICLE 2

EMPLOYMENT

2.1 Employment. WORLDSPACE agrees to employ EXECUTIVE as its Chief Executive Officer and Chairman, and EXECUTIVE agrees to accept such employment by WORLDSPACE, on the terms and conditions set forth herein. EXECUTIVE represents and warrants that neither the execution and delivery nor performance by him of this Agreement will violate any agreement, order, judgment or decree to which he is a party or by which is bound.

2.2 Term. Subject to the provisions of Article 4 hereof, WORLDSPACE shall employ EXECUTIVE for a term of five (5) years commencing as of the Effective Date and continuing to the fifth anniversary of the Effective Date. The term shall automatically be extended for three (3) additional years unless, at least three (3) months prior to the end of the initial term, the Board shall deliver to EXECUTIVE or EXECUTIVE shall deliver to the Board, written notice that the term shall not be so extended. Following the initial extension, the term (as herein extended) shall automatically be extended by one (1) additional year unless, at least three (3) months prior to the end of the term or any anniversary thereof, the Board shall deliver to EXECUTIVE or EXECUTIVE shall deliver to the Board, written notice that the term shall not be so extended.

2.3 Duties. As Chief Executive Officer and Chairman of WORLDSPACE, EXECUTIVE shall have the duties and responsibilities as may from time to time be assigned to or vested in EXECUTIVE by the Board.

(a) EXECUTIVE’s employment with WORLDSPACE shall be full-time and exclusive. During the term of employment, EXECUTIVE shall, except during periods of vacation, sick leave, or other duly authorized leave of absence, devote the whole of EXECUTIVE’s time, attention, skill, and ability during usual business hours (and outside those hours when reasonably necessary to EXECUTIVE’s duties hereunder) to the faithful and diligent performance of EXECUTIVE’s duties hereunder. EXECUTIVE acknowledges and agrees that EXECUTIVE may be required, without additional compensation, to perform services for any Affiliates, and to accept such office or position with any Affiliate as the Board may reasonably require, including, but not limited to, service as an office or director of WORLDSPACE of any Affiliate. EXECUTIVE shall comply in all material respects with all applicable policies of WORLDSPACE and/or its Affiliates.

(b) During the term of employment, it shall not be a violation of this Agreement for EXECUTIVE to serve as an officer or director of a cooperative housing, or civic or charitable organization or committee, or to manage personal investments, or to serve as a member of the board of directors of First Voice International or the board of directors of any other corporation or trade association; so long as such activities (individually or collectively) do not conflict or materially interfere with the performance of EXECUTIVE’s duties hereunder.

2.4 Indemnification. WORLDSPACE will provide to Executive, its standard indemnification for officers and directors of WORLDSPACE.

ARTICLE 3

COMPENSATION

3.1 Base Salary. For services rendered by EXECUTIVE pursuant to this Agreement, WORLDSPACE agrees to pay EXECUTIVE a base annual salary (“Base Salary”) commencing as of the Effective Date at the annual rate of Six Hundred Fifty Thousand Dollars ($650,000) per year, payable in accordance with WORLDSPACE’s then prevailing executive payroll practices. Such Base Salary shall be subject to review at least annually by the Committee and may be increased by the Committee in its sole discretion but not decreased without the consent of EXECUTIVE (with the first such review to occur not later than December 31, 2005). In considering any such increase, the Committee shall consider any increases in the cost of living and may provide for any performance, merit or other increase. The term “Base Salary” as used herein shall include any increases thereto made from time to time as permitted by this Section 3.1.

3.2 Bonuses.

(a) Incentive Compensation. During the term of this Agreement, and subject to the terms and limitations of this Section 3.2(a), EXECUTIVE shall be eligible to earn incentive compensation of ninety-five percent (95%) of EXECUTIVE’s Base Salary per full calendar year of service for target performance (prorated for any calendar year in which EXECUTIVE is employed for less than 12 full months). The percentage may be increased by the Committee in its sole discretion but not decreased without the consent of EXECUTIVE. EXECUTIVE shall earn incentive compensation based on satisfying specific annual job performance goals or targets to be established for each calendar year in consultation between EXECUTIVE and the Committee, provided, however, that in the event of disagreement, the Committee shall have the unilateral right, acting in good faith, to establish such goals and targets. Payment of incentive compensation for a given year shall be made at a date of WORLDSPACE’s election on or before March 15th of the following calendar year.

(b) Discretionary Bonuses. During the term of this Agreement, EXECUTIVE shall be entitled to such bonuses as may be authorized, declared, and paid by the Committee, in its sole discretion. Factors which the Committee may, in its sole discretion, and without limitation, consider with respect to any determination by the Committee with respect to the payment or amount of such bonus or bonuses among other factors, include EXECUTIVE’s job performance and WORLDSPACE’s financial performance.

(c) Section 162(m). WORLDSPACE may submit to the shareholders of WORLDSPACE for approval an annual incentive compensation and/or bonus program intended to meet the requirements of Section 162(m) of the Code and which is intended to include all or a portion of the incentive compensation and bonus payments to be made to EXECUTIVE under this Section 3.2.

3.3 Participation in Benefit Plans.

(a) Benefit Plans. During the term of this Agreement, EXECUTIVE shall be eligible to participate in any long-term incentive, shares option, employee stock ownership, pension, thrift, profit sharing, group life or disability insurance, medical or dental coverage, education, or other retirement or employee benefit plan or program that WORLDSPACE has adopted or may adopt for the benefit of its employees, on the same basis as other executive employees. Such participation shall be subject to the terms and conditions of such plans or programs, including, but not limited to, such generally applicable eligibility provisions as may be in effect from time to time.

(b) Vacation. EXECUTIVE shall be entitled to paid vacation (initially thirty days per calendar year), paid sick leave, and holidays on the same basis as may from time to time apply to other WORLDSPACE executive employees generally.

(c) Key-Man Life Insurance. EXECUTIVE shall provide reasonable amounts of cooperation to WORLDSPACE, as requested, in obtaining a key-man life insurance policy or policies payable to WORLDSPACE in the event of death of EXECUTIVE in such amounts as WORLDSPACE shall request.

3.4 Participation in Incentive Award Plan. Effective upon signing of the Agreement, EXECUTIVE shall be eligible to receive an award under the WorldSpace 2005 Incentive Award Plan in effect as of July 15, 2005 (subject to shareholder approval), which award shall be set forth in an award agreement to be entered into between WORLDSPACE and the EXECUTIVE with the following terms.

(a) An initial grant of nine hundred forty-seven thousand (947,000) restricted shares of WORLDSPACE common stock effective on the date of the initial public offering of WORLDSPACE common stock. These shares would be fully vested immediately following the end of the lockup period following the initial public offering of WORLDSPACE common stock.

(b) For each future fiscal year beginning with the 2005 fiscal year, EXECUTIVE shall be eligible to receive a target annual grant of restricted stock or stock options with a value of at least two million five hundred thousand dollars ($2,500,000). In establishing and determining the amount of the annual grant, the Committee may, in its discretion, consider such factors as it deems appropriate, which may include the performance of WORLDSPACE as compared to its budget. The value of the annual grant under Section 3.4(b) shall be based on a reasonable valuation methodology approved by the Committee that is consistently applied.

3.5 Expenses. WORLDSPACE shall reimburse EXECUTIVE in connection with performance of the services and duties hereunder for all reasonable, ordinary and necessary business expenses actually incurred by EXECUTIVE in connection with such performance, including ordinary and necessary expenses incurred by EXECUTIVE in connection with travel on WORLDSPACE and/or its Affiliates’ business (including first class air and other travel accommodations), subject to the terms and conditions of WORLDSPACE’s then-prevailing expense policy. As a condition precedent to obtaining such reimbursement, EXECUTIVE shall provide to WORLDSPACE any and all statements, bills, or receipts evidencing the expenses for which EXECUTIVE seeks reimbursement, and such other related information or materials as WORLDSPACE may from time to time reasonably require. EXECUTIVE shall account to WORLDSPACE for any expenses that are eligible for reimbursement under this Section 3.5 in accordance with WORLDSPACE policy.

3.6 Employment and Supplies. WORLDSPACE shall provide EXECUTIVE with reasonable administrative support relating to the performance of EXECUTIVE’s duties of the same type and extent as is provided to other WORLDSPACE executive employees of a similar level. WORLDSPACE shall acquire and/or provide to EXECUTIVE for his business use: multimedia portable computer and subscriptions to various trade publications and various trade books. Such items shall remain the exclusive property of WORLDSPACE, are to be used solely for WORLDSPACE’s benefit, and shall be returned promptly to WORLDSPACE upon the termination of EXECUTIVE’s employment for whatever reason.

3.7 Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by WORLDSPACE hereunder to EXECUTIVE or EXECUTIVE’s estate or beneficiaries in connection with EXECUTIVE’s employment hereunder shall be subject to the withholding of such amounts relating to taxes as WORLDSPACE may reasonably determine it should withhold pursuant to any applicable law or regulation

ARTICLE 4

TERMINATION

4.1 Nonqualifying Termination.

(a) Except as provided in Section 4.3, if the employment of EXECUTIVE shall terminate during the term of this Agreement (including any extension of such term), by reason of a Nonqualifying Termination, then EXECUTIVE shall be paid the EXECUTIVE’S earned but unpaid Base Salary from WORLDSPACE and/or its Affiliates through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given as well as any benefits (including accrued but unused vacation days at the Date of Termination) to which EXECUTIVE was entitled through the Date of Termination. In addition, in the event that termination of employment is due to EXECUTIVE’s death, WORLDSPACE shall continue to pay EXECUTIVE’s then current Base Salary to EXECUTIVE’s legal representatives, estate, beneficiaries or heirs, in accordance with WORLDSPACE then-prevailing executive payroll practices, through the end of the calendar month following EXECUTIVE’s death, but shall have no further obligation to EXECUTIVE or EXECUTIVE’s legal representatives, estate, beneficiaries or heirs for any compensation, benefits or other payments hereunder. Also, in the event the termination of employment is due to EXECUTIVE’s Disability, WORLDSPACE shall continue to pay EXECUTIVE’s then current Base Salary, if any, and bonus payments (based on the bonus payments, as set forth in Section 3.2, awarded to EXECUTIVE in the prior year), and shall continue to make applicable benefits available, to EXECUTIVE, in accordance with WORLDSPACE’s then-prevailing executive payroll practices, through the end of the third calendar month following the Date of Termination. In addition, WORLDSPACE shall continue any health, medical, dental, or similar benefits which EXECUTIVE (and/or members of the EXECUTIVE’s family) was receiving for a period of eighteen (18) months following the Date of Termination, or pay EXECUTIVE an amount equal to the cost of obtaining equivalent coverage. In the event of a termination of employment as a result of either EXECUTIVE’s death or Disability, EXECUTIVE’s non-vested options shall be forfeited and any non-vested restricted shares shall become fully vested. Additionally, in the event of an employment termination as a result of EXECUTIVE’s Disability or death, EXECUTIVE or EXECUTIVE’s legal representatives, estate, beneficiaries or heirs shall be entitled to exercise any of EXECUTIVE’s vested options within the later of (i) one year from the Date of Termination or (ii) 270 days after the effectiveness of the Company’s public offering of the class of shares into which the options are exercisable, but not beyond the expiration of the term of the option.

(b) In the event that termination of employment is due to EXECUTIVE’s Disability, the payment of benefits under WORLDSPACE’s short-term and long-term disability insurance programs, if any, to the extent payable with respect to any period prior to the Date of Termination, shall offset WORLDSPACE’s obligations to pay benefits under Section 4.1(a).

(c) Except as otherwise provided herein or as may be required by law or the terms of any benefit plan, EXECUTIVE’s participation in any benefit plans of WORLDSPACE or any of its Affiliates shall terminate as of his Date of Termination. Upon any Nonqualifying Termination, EXECUTIVE shall be entitled to all “Accrued Benefits” which are (i) any vested compensation deferred by EXECUTIVE prior to the Date of Termination and not paid by WORLDSPACE or otherwise specifically addressed by this Agreement; (ii) any amounts or benefits owing to EXECUTIVE or to EXECUTIVE’s beneficiaries under the then applicable benefit plans of WORLDSPACE; and (iii) any amounts owing to EXECUTIVE for reimbursement of expenses properly incurred by EXECUTIVE prior to the Date of Termination and which are reimbursable in accordance with the policies of WORLDSPACE applicable to executives.

4.2 Other Than Nonqualifying Termination. If the employment of EXECUTIVE shall terminate during the term of this Agreement (including any extension of such term), other than by reason of a Nonqualifying Termination, then EXECUTIVE shall receive the following severance benefits as compensation for services rendered.

(a) Lump Sum Cash Payment. Immediately following the Date of Termination, EXECUTIVE shall receive a lump sum cash payment in amount equal to the sum of the following:

(i) EXECUTIVE’s unpaid Base Salary from WORLDSPACE and/or its Affiliates through the Date of Termination at the rate in effect (without taking into account any reduction of base salary constituting Good Reason), just prior to the time a Notice of Termination is given) plus any benefit awards (including both the cash and stock components), bonus payments and incentive awards which pursuant to the terms of any plans have been earned or become payable, to the extent not theretofore paid; and

(ii) Any amounts owed for accrued but unused vacation as of the Date of Termination.

(b) Other Payments. Following the Date of Termination, EXECUTIVE shall receive the following payments with respect to the Severance Period. For purposes of this Agreement, the Severance Period is the longer of (x) the remaining term under Section 2.2 (without giving effect to any renewal term), or (y) thirty-six (36) months from the Date of Termination:

(i) an amount equal to the number of years in the Severance Period (including partial years) times the greater of (x) the target amount of bonus and/or other incentive payments for the year of termination, or (y) the average annualized (for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed for less than twelve full months) bonus paid or payable, including by reason of any deferral, to the

Executive by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Date of Termination occurs. This payment shall be made as a lump sum within ten days after the Date of Termination (except as provided in Section 4.2(g)) and shall be in lieu of a bonus or other incentive payment to be paid hereunder or under WORLDSPACE’s annual bonus plan or other incentive or other comparable plan for the year of termination;

(ii) continuation of EXECUTIVE’s highest annual rate of Base Salary from WORLDSPACE and/or its Affiliates in effect during the 12-month period prior to the Date of Termination payable over the Severance Period, in accordance with the payroll practices of WORLDSPACE (except as provided in Section 4.2(g)), provided EXECUTIVE is not in violation of Articles 5 and 6 hereof; and

(iii) All Accrued Benefits.

(c) Loans. Any loans from WORLDSPACE and/or its Affiliates that EXECUTIVE had outstanding shall remain payable according to their terms. Any loans from EXECUTIVE to WORLDSPACE and/or its Affiliates that are outstanding shall be immediately paid in full.

(d) Equity Awards. All stock options and other equity-based awards held by EXECUTIVE on the date of such termination of employment will become vested and be fully exercisable without regard to the exercise schedule or the vesting provisions set forth in any applicable award agreement. All stock options shall remain exercisable for the full term of the option.

(e) Benefits. EXECUTIVE, and any spouse and dependents, will be entitled to continued medical, dental and other health benefits under WORLDSPACE’s health benefit plans or programs in which EXECUTIVE participated immediately prior to the Date of Termination for the Severance Period, which shall include the statutory period of COBRA continuation coverage. WORLDSPACE shall pay the cost of such coverage.

(f) Out-Placement Services. WORLDSPACE shall provide EXECUTIVE with executive out-placement services for a period of not less than twenty-four (24) months by entering into a contract with a company chosen by WORLDSPACE specializing in such services, in accordance with the policies of WORLDSPACE as in effect from time to time.

(g) Section 409A. To the extent required to avoid the imposition of any tax on EXECUTIVE under Section 409A of the Code, payments to EXECUTIVE under this Agreement, and under any other agreement with EXECUTIVE, upon termination of employment shall be distributed on the later of (i) the dates specified in this Agreement or any other agreement, and (ii) six (6) months and one (1) day after the Date of Termination.

4.3 Failure to Renew Agreement.

(a) If either the Board or EXECUTIVE delivers a written notice under Section 2.2 that the term of this Agreement shall not be extended after the initial five (5) year term, EXECUTIVE shall receive the benefits payable under Section 4.2 as severance benefits as compensation for services rendered.

(b) If the term of this Agreement is extended after the initial five (5) year term and at any future time before EXECUTIVE’s Retirement the Board shall deliver to EXECUTIVE a written notice under Section 2.2 that the term of this Agreement shall not be extended, EXECUTIVE shall receive the benefits payable under Section 4.2 as severance benefits as compensation for services rendered:

4.4 Change in Control.

(a) For purposes of this Agreement, a “Change in Control” will occur where after the Effective Date hereof (i) any person or group (other than Noah Samara and any entities controlled by him) becomes the beneficial owner of securities of WORLDSPACE representing more than 40% of the then voting power of WORLDSPACE; (ii) Board members at the Effective Date of this Agreement or who were appointed after the Effective Date by at least two thirds (2/3) of the members of the Board at the time of their appointment no longer constitute two thirds (2/3) of the Board during the term hereof; (iii) a merger/consolidation of WORLDSPACE occurs wherein the WORLDSPACE voting securities immediately prior thereto do not constitute at least 60 percent of the combined voting securities after the merger/consolidation; or (vi) the stockholders approve a plan of complete liquidation or winding-up or an agreement for the sale or disposition of all or substantially all of WORLDSPACE’s assets.

(b) If (i) a Change in Control occurs during the term of this Agreement, and (ii) during the 12-month period following the date of the Change in Control, EXECUTIVE’s employment is terminated by WORLDSPACE or any successor for any reason other than Cause, death or Disability or by EXECUTIVE for Good Reason, WORLDSPACE will pay to EXECUTIVE the amounts set forth in Section 4.2 and will provide EXECUTIVE with the benefits set forth in such Section, except that all stock options and equity-based awards held by EXECUTIVE on the date of such termination of employment will become vested and be fully exercisable without regard to the exercise schedule or the vesting provisions set forth in any applicable award agreement.

4.5 Effect of Change in Control.

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or distribution by WORLDSPACE and/or its Affiliates to or for the benefit of EXECUTIVE (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4 (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any successor Code provision or any interest or penalties are incurred by EXECUTIVE with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then EXECUTIVE shall be entitled to receive an additional payment (a

“Gross Up Payment’) in an amount such that after payment by EXECUTIVE of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross Up Payment, EXECUTIVE retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross Up Payment is required and the amount of such Gross Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized public accounting firm that is retained by WORLDSPACE (the “Accounting Firm”) which shall provide detailed supporting calculations both to WORLDSPACE and EXECUTIVE within fifteen (15) business days of the receipt of notice from EXECUTIVE that there has been a Payment, or such earlier time as is requested by WORLDSPACE (collectively, the “Determination”). All fees and expenses of the Accounting Firm shall be borne solely by WORLDSPACE. Any Gross Up Payment, as determined pursuant to this Section 4, shall be paid by WORLDSPACE to EXECUTIVE within five (5) days of the receipt of the Determination. If the Accounting Firm determines that no Excise Taxes are payable by EXECUTIVE, it shall furnish EXECUTIVE with a written opinion that failure to report the Excise Tax on EXECUTIVE’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon WORLDSPACE and EXECUTIVE. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross Up Payments which will not have been made by WORLDSPACE should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that WORLDSPACE exhausts its remedies pursuant to Section 4(c) and EXECUTIVE thereafter is required to make payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by WORLDSPACE to or for the benefit of EXECUTIVE.

(c) EXECUTIVE shall notify WORLDSPACE in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by WORLDSPACE of the Gross Up Payment. Such notification shall be given as soon as practicable but not later than ten (10) business days after EXECUTIVE is informed in writing of such claim and shall apprise WORLDSPACE of the nature of such claim and the date on which such claim is requested to be paid. EXECUTIVE shall not pay such claim prior to the expiration of the 30 day period following the date on which EXECUTIVE gives such notice to WORLDSPACE (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If WORLDSPACE notifies EXECUTIVE in writing prior to the expiration of such period that it desires to contest such claim, EXECUTIVE shall:

(i) give WORLDSPACE any information reasonably requested by WORLDSPACE relating to such claim,

(ii) take such action in connection with contesting such claim as WORLSPACE shall reasonably request in writing form time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by WORLDSPACE,

(iii) cooperate with WORLDSPACE in good faith in order effectively to contest such claim, and

(iv) permit WORLDSPACE to participate in any proceeding relating to such claim; provided, however, that WORLDSPACE shall bear and pay directly all costs and expenses (including attorneys’ fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold EXECUTIVE harmless, on an after tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), WORLDSPACE shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct EXECUTIVE to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and EXECUTIVE agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as WORLDSPACE shall determine; provided further, that if WORLDSPACE directs EXECUTIVE to pay such claim and sue for a refund, WORLDSPACE shall advance the amount of such payment to EXECUTIVE on an interest free basis and shall indemnify and hold EXECUTIVE harmless, on an after tax basis, from an Excise Tax or income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of EXECUTIVE with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, WORLDSPACE’s control of the contest shall be limited to issues with respect to which a Gross Up Payment would be payable hereunder and EXECUTIVE shall be entitled to settle or contest, as the case may be, any other issued raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by EXECUTIVE of an amount advanced by WORLDSPACE pursuant to this Section 4, EXECUTIVE becomes entitled to receive, and receives, any refund with respect to such claim, EXECUTIVE shall (subject to WORLDSPACE’s complying with the requirements of Section 4) promptly pay to WORLDSPACE the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto.). If, after the receipt by EXECUTIVE of an amount advanced by WORLDSPACE pursuant to Section 4, a determination is made that EXECUTIVE shall not be entitled to any refund with respect to such claim and WORLDSPACE does not notify EXECUTIVE in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross Up Payment required to be paid.

4.6 Resignations. Except to the extent requested by the Board, upon any termination of EXECUTIVE’s employment with WORLDSPACE, EXECUTIVE will immediately resign all positions and directorships with WORLDSPACE and each of its Affiliates.

4.7 Release. The right of EXECUTIVE to receive termination payments and benefits under Sections 4.2, 4.3 and 4.5 is conditioned on the execution (and non-revocation) by EXECUTIVE of a general release of claims against WORLDSPACE in a form reasonably satisfactory to WORLDSPACE.

4.8 No Mitigation or Offset. Except as otherwise provided herein, EXECUTIVE shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Any income from subsequent employment during the payment period provided in Sections 4.2, 4.3 and 4.5 shall not reduce the amount payable to EXECUTIVE under Sections 4.2, 4.3 and 4.5.

ARTICLE 5

RESTRICTIVE COVENANTS

5.1 Confidentiality. Except as authorized or directed by WORLDSPACE, EXECUTIVE shall not, at any time during or subsequent to the term of this Agreement, directly or indirectly publish or disclose any Confidential Information of WORLDSPACE or of any of its Affiliates, or Confidential Information of others that has come into the possession of WORLDSPACE or of any of its Affiliates, or into EXECUTIVE’s possession in the course of his employment with WORLDSPACE or any of its Affiliates or of his services and duties hereunder (whether prior to or during the term of this Agreement), to any other person or entity, and EXECUTIVE shall not use any such Confidential Information for EXECUTIVE’s own personal use or advantage or make it available to others for use. All Confidential Information, whether oral or written, regarding the business or affairs of WORLDSPACE or any of its Affiliates, including, without limitation, information as to their products, services, systems, design, inventions, software, finances (including prices, costs and revenues), marketing plans, programs, methods of operation, prospective and existing contracts, customers and other business arrangements or business plans, procedures, and strategies, shall all be deemed Confidential Information, except to the extent the same shall have been lawfully and without breach of confidential obligation made available to the general public without restriction, or that EXECUTIVE can prove, by documentary evidence, was previously known to Executive prior to the term of EXECUTIVE’S employment. WORLDSPACE shall be under no obligation to identify specifically any information as to which the protection of this Section 5.1 extends by any notice or other action. Upon expiration or termination of this Agreement for any reason, EXECUTIVE shall return all records of Confidential Information, and all property of WORLDSPACE, including all copies thereof in EXECUTIVE’s possession, whether prepared by him or others, to WORLDSPACE.

5.2 Unfair Competition. During the period in which EXECUTIVE is receiving any payments under this Agreement, except as authorized by WORLDSPACE, EXECUTIVE shall not, directly or indirectly, and whether or not for compensation, as a shareholder owning beneficially or of record more than five percent (5%) of the outstanding shares of any class of shares of an issuer, or as an officer, director, employee, consultant, partner, joint venturer, proprietor, or otherwise, engage in or become interested in any Conflicting Organization in connection with research, development, consulting, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling of any Conflicting Product or Service, directly or indirectly, in competition with WORLDSPACE or any of its Affiliates (or any of their successors) as conducted from time to time during such period. During the period in which EXECUTIVE is receiving any payments under this Agreement, EXECUTIVE shall not, without the prior written consent of WORLDSPACE, solicit or hire or induce the termination of employment of any employees or other personnel providing services to WORLDSPACE or any of its Affiliates, for any business activity, other than a business activity owned or controlled, directly or indirectly, by WORLDSPACE or any of its Affiliates.

5.3 Injunctive Relief; Survival.

(a) EXECUTIVE acknowledges and warrants that he will be fully able to earn an adequate livelihood for himself and his dependents if Section 5.2 should be specifically enforced against him, and that such Section 5.2 merely prevents unfair competition against WORLDSPACE for a limited period of time. EXECUTIVE agrees and acknowledges that, by virtue of EXECUTIVE’s employment with WORLDSPACE, EXECUTIVE shall have access to and maintain an intimate knowledge of WORLDSPACE’s activities and affairs, including trade secrets, Confidential Information, and other confidential matters. As a result of such access and knowledge, and because of the special, unique, and extraordinary services that EXECUTIVE is capable of performing for WORLDSPACE or one of its competitors, EXECUTIVE acknowledges that the services to be rendered by EXECUTIVE pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated by money damages. Consequently, EXECUTIVE agrees that any breach or threatened breach by EXECUTIVE of EXECUTIVE’s obligations under this Article 5 would cause irreparable injury to WORLDSPACE, and that WORLDSPACE shall be entitled to (i) preliminary and permanent injunctions enjoining EXECUTIVE from violating such provisions, and (ii) money damages in the amount of any fees, compensation, benefits, profits, or other remuneration earned by EXECUTIVE or any competitor of WORLDSPACE as a result of such breach, together with interest, and costs and attorneys’ fees expended to collect such damages or secure such injunctions. Nothing in this Agreement, however, shall be construed to prohibit WORLDSPACE from pursuing any other remedy, WORLDSPACE and EXECUTIVE having agreed that all such remedies shall be cumulative.

(b) The restrictions set forth in this Article 5 and the following Article 6 shall be construed as independent covenants, and shall survive the termination or expiration of this Agreement, and the existence of any claim or cause of action against WORLDSPACE, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by WORLDSPACE of the restrictions contained in this Article 5 or the following Article 6. EXECUTIVE hereby consents and waives any objection to the jurisdiction over his person or the venue of any courts within the State of Maryland with respect to any proceedings in law or in equity arising out of this Article 5 or the following Article 6. If any court of competent jurisdiction shall hold that any of the restrictions contained in Section 5.2 are unreasonable as to time, geographical area, or otherwise, said restrictions shall be deemed to be reduced to the extent necessary in the opinion of such court to make their application reasonable.

ARTICLE 6

INVENTIONS, WORKS OF AUTHORSHIP,

PATENTS AND COPYRIGHTS

6.1 Ownership of Inventions and Works of Authorship. EXECUTIVE agrees that all Inventions made, conceived, discovered, developed or reduced to practice by EXECUTIVE and all software and other Works of Authorship created by EXECUTIVE, either alone or with others, at any time, within or without normal working hours, during or prior to the term of this Agreement, arising out of the EXECUTIVE’s employment with WORLDSPACE and/or any of its Affiliates or based upon Confidential Information, or pertinent to any field of business or research in which, during such employment, WORLDSPACE or any Affiliate thereof is engaged or (if such is known or ascertainable by EXECUTIVE) is considering engaging, whether or not patented or patentable, shall be and remain the sole property of WORLDSPACE or its Affiliates with respect to all rights of EXECUTIVE arising from any discovery, conception, development, reduction to practice, or creation by EXECUTIVE. WORLDSPACE shall have the full right to assign, license, or transfer all rights thereto. EXECUTIVE agrees that all such Inventions and Works of Authorship are “works made for hire” under applicable law and EXECUTIVE waives and agrees never to assert any “moral rights” with respect to such Inventions and Works of Authorship.

6.2 Disclosure of Inventions and Works of Authorship. EXECUTIVE shall promptly make full disclosure to WORLDSPACE or to an authorized representative thereof all information relating to the making, conception, discovery, development, creation or reduction to practice of Inventions, or of software and other Works of Authorship owned by WORLDSPACE pursuant to Section 6.1 above.

6.3 Patent and Copyright Applications. At the request of WORLDSPACE and at WORLDSPACE’s expense, EXECUTIVE shall execute such documents and perform such other acts as WORLDSPACE deems necessary to obtain patents or the like on such Inventions or copyright registrations for such software and other Works of Authorship in any jurisdiction or jurisdictions. Such obligation shall continue beyond the term of this Agreement. In the event that WORLDSPACE is unable because of EXECUTIVE’s mental or physical capacity or for any other reason to secure EXECUTIVE’s signature to apply for or to pursue any applications for patent or copyright covering Inventions, software and other Works of Authorship owned by WORLDSPACE pursuant to Section 6.1, then EXECUTIVE hereby irrevocably designates and appoints WORLDSPACE as EXECUTIVE’s agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by EXECUTIVE. EXECUTIVE further agrees not to file any patent applications relating to or describing or otherwise disclosing any Confidential information or any such Inventions, or to claim any copyright or file any applications to register any copyright in such software or other Works of Authorship, except with the prior written consent of WORLDSPACE.

6.4 Assignment of Inventions and Works of Authorship. EXECUTIVE agrees to assign to WORLDSPACE or its Affiliates all of EXECUTIVE’s right, title and interest in and to any and all such Inventions and the patent applications and patents relating thereto and to the copyright in any and all such software and other Works of Authorship and any copyright applications and registrations relating thereto conceived, reduced to practice, discovered, created or otherwise developed by EXECUTIVE and owned by WORLDSPACE pursuant to Section 6.1 above, including any moral rights.

ARTICLE 7

DISPUTE RESOLUTION; AGREEMENT TO ARBITRATE

7.1 General. The parties agree to perform the terms of this Agreement in good faith, and to attempt to resolve any disputes that may arise between them through good faith negotiations. Accordingly, prior to either WORLDSPACE or EXECUTIVE initiating any arbitration proceeding with respect to any controversy, claim, or dispute arising out of or related to this Agreement or with respect to the validity, construction, interpretation or performance of this Agreement, they shall first undertake the following steps:

(a) First, the aggrieved party will notify the other party in writing of the nature, scope, and basis of the dispute or controversy. Within 15 days of such notice, the parties will meet at a mutually acceptable time and place, in person, to negotiate in good faith a resolution to the dispute or controversy described in the aggrieved party’s notice. As used in this Section, “in person” means physically present, and shall not include telephonic or videoconferences. No attorneys representing either party may be present at this meeting, unless otherwise agreed by each of the parties.

(b) Second, if, within 15 days of the meeting described in Section 7.1(a) above, the parties fail to resolve the dispute or controversy set forth in the aggrieved party’s notice, then, and only then, may either party institute an arbitration proceeding described in Section 7.2 below.

(c) All negotiations pursuant to this Section shall be considered and kept confidential and shall be treated as compromise and settlement negotiations as they would be treated under the Federal Rules of Evidence and applicable state rules of evidence.

7.2 Binding Arbitration. All claims, disputes, and controversies arising out of or in relation to the performance, interpretation, application, or enforcement of this Agreement, including but not limited to breach thereof (except any dispute relating to Articles 5 or 6 of this Agreement), not resolved by the parties shall be referred to arbitration before a single, independent third party who will be selected by mutual agreement of the parties or, if such agreement is not reached within one week of either party seeking such agreement, then in accordance with Employment Dispute Resolution Rules of the American Arbitration Association. Judgment upon the Award rendered by the arbitrator may be entered in any court of competent jurisdiction. Any arbitration pursuant to this Article 7 shall take place in the State of Maryland, or such other place, as the parties shall mutually agree.

ARTICLE 8

MISCELLANEOUS

8.1 Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first class, registered, or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex, addressed as follows:

If to EXECUTIVE:

Copy to:

Steven D. Kittrell

McGuireWoods LLP

1050 Connecticut Ave, NW Suite 1200

Washington, D.C. 20036

Telephone: +1-202-857-1701

Facsimile: +1-202-828-2975

If to WORLDSPACE:

WorldSpace, Inc.

Attn: General Counsel

2400 N Street, NW

Washington, D.C. 20037

Telephone: +1-202-969-6000

Facsimile: +1-202-969-6002

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.2 Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the parties hereto, and expressly supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

8.3 Headings. Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

8.4 Severability. In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be unenforceable as written, such provision or portion thereof shall be interpreted so as to be enforceable. In the event any provision of this Agreement, or any portion thereof is determined by any arbitrator or court of competent jurisdiction to be void, the remaining portions of this Agreement shall nevertheless be binding upon WORLDSPACE and EXECUTIVE with the same effect as though the void provision or portion thereof had been severed and deleted.

8.5 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the substantive laws of the State of Maryland (excluding the choice of law rules thereof).

8.6 Amendment; Modification; Waiver. No amendment, modification or waiver of the terms of this Agreement shall be valid unless made in writing and duly executed by EXECUTIVE and WORLDSPACE. No delay or failure at any time on the part of WORLDSPACE or EXECUTIVE in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of WORLDSPACE or EXECUTIVE thereafter to enforce each and every provision of this Agreement in accordance with its terms.

8.7 Additional Obligations. Both during and after the term of employment, EXECUTIVE shall, upon reasonable notice, furnish WORLDSPACE with such information as may be in EXECUTIVE’s possession or control, and cooperate with WORLDSPACE, as may reasonably be requested by WORLDSPACE (and, after the term of employment, with due consideration or EXECUTIVE’s obligations with respect to any new employment or business activity) in connection with any litigation or other adversarial proceeding in which WORLDSPACE or any Affiliate is or may become a party. WORLDSPACE shall reimburse EXECUTIVE for all reasonable expenses incurred by EXECUTIVE in fulfilling EXECUTIVE’s obligations under this Article 8.7.

8.8 Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of WORLDSPACE, EXECUTIVE and each of their respective successors, assigns, personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, as applicable; provided, however, that neither this Agreement nor any rights or obligations hereunder will be assignable or otherwise subject to hypothecation by EXECUTIVE (except by will or by operation of the laws of intestate succession) or by WORLDSPACE, except that WORLDSPACE may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets, or businesses of WORLDSPACE, if such successor expressly agrees unconditionally to assume all of the obligations of WORLDSPACE hereunder pursuant to a written agreement delivered to EXECUTIVE.

8.9 Beneficiaries. If EXECUTIVE shall die while any amounts would be payable to EXECUTIVE hereunder had EXECUTIVE continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by EXECUTIVE to receive such amounts or, if no person is so appointed, to EXECUTIVE’s estate.

8.10 Obligation to Make Payments.

(a) WORLDSPACE’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or actions which WORLDSPACE and/or its Affiliates may have against EXECUTIVE or others.

(b) If there shall be any dispute between WORLDSPACE and/or its Affiliates and EXECUTIVE in the event of any termination of EXECUTIVE’s employment then, until there is a final, nonappealable, determination pursuant to arbitration declaring that such termination was for Cause, that the determination by EXECUTIVE of the existence of Good Reason was not made in good faith, or that WORLDSPACE and/or its Affiliates are not otherwise obligated to pay any amount or provide any benefit to EXECUTIVE and his dependents or other beneficiaries, as the case may be, under Article 4, WORLDSPACE shall pay all amounts, and provide all benefits, to EXECUTIVE and his dependents or other beneficiaries, as the case may be, that WORLDSPACE and/or its Affiliates would be required to pay or provide pursuant to Article 4 as though such termination were by WORLDSPACE and/or its Affiliates without Cause or by EXECUTIVE with Good Reason; provided, however, that WORLDSPACE shall not be required to pay any disputed amounts pursuant to this Section 8.10 except upon receipt of an undertaking by or on behalf of EXECUTIVE to repay all such amounts to which EXECUTIVE is ultimately determined by the arbitrator not be entitled.

8.11 Date of Payment. To the extent required by Section 409A of the Code to avoid any penalties on EXECUTIVE, payments to EXECUTIVE hereunder, and under any other agreement with EXECUTIVE, upon termination of employment shall be distributed on the later of (i) the dates specified in this Agreement or any other agreement with WORLDSPACE, and (ii) six (6) months after the Date of Termination.

8.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, WORLDSPACE has caused this Agreement to be executed by a duly authorized officer of WORLDSPACE. EXECUTIVE has executed this Agreement as of the day and written below.

ACCEPTED AND AGREED TO:		WORLDSPACE, INC.

By:	/s/ Noah A. Samara	By	/s/ William Schneider, Jr.
	Executive	Name:	William Schneider, Jr.
		Title:	Director, Chairman of the Compensation Committee of the Board of Directors